EXHIBIT 5.1

TroyGould pc 1801 Century Park East, 16th Floor Los Angeles, California 90067-2367 Tel (310) 553-4441| Fax (310) 201-4746 www.troygould.com

TroyGould PC ● (310) 789-1290 ● dficksman@troygould.com	File No.

February 13, 2025

Lixte Biotechnology Holdings, Inc.

680 E. Colorado Boulevard, Suite 180

Pasadena, CA 91101

Dear Ladies and Gentlemen:

We have acted as counsel to Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), relating to the offering by the Company of an aggregate of 434,784 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed other than as expressly stated herein. The Securities are being sold pursuant to a Securities Purchase Agreement entered into among the Company and the purchasers identified on the signature pages thereof.

In connection with our opinion, we have examined the Registration Statement and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinion in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued by the Company against payment therefor will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable.

Lixte Biotechnology Holdings, Inc.

February 13, 2025

The opinion set forth above is subject to the following qualifications:

The foregoing opinion is limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinion herein is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion expressly set forth in this opinion letter.

Very truly yours,

TroyGould PC